Cord Blood America Reports Year to Date Revenues of $1.485M

LOS ANGELES – August 23, 2005 -- Cord Blood America, Inc. (OTC BB: CBAI), an umbilical cord blood stem cell preservation company today announced its six months ending June 30, 2005 consolidated results indicate revenues of $1.485 Million, more than doubling the revenues over the same period last year.

COMPANY’S GROWTH WELL AHEAD OF THE INDUSTRY

Gross Profit for the six months ending June 30, 2005 reached $398.8K again, more than double over the same period last year.

In keeping with the company’s growth strategy, the selling and administrative costs increased to $2.5M. This increase is largely due to Cord Blood America becoming a public company. The company reported a net loss of $2.26 Million in the six months ended June 30, 2005 or $0.06 per diluted share. A large portion of the loss is one-time assessments for issued equity.

Matthew L. Schissler, Chairman & CEO of Cord Blood America, stated: “The company continues to grow rapidly in this time of industry advancement. We’re proud of our accomplishments. However, there’s a lot more work to be done. The cord blood stem cell industry is still in its infancy, and with proper strategic planning, scientific developments and growth strategies for private banking, this industry could potentially lead the world into a new, universally accepted health care paradigm. As for our company, Cord Blood America feels it has demonstrated great success in this time of development. We believe that we are positioned to be one of the leaders of the umbilical cord blood stem cell industry, and laid the groundwork for a highly successful and profitable company.”

The complete second quarter report can be reviewed on the SEC website.

Mr. Schissler has conducted a Webcast to discuss the second quarter results to listen to the Webcast please follow the link:

About Cord Blood America

Cord Blood America (OTC BB: CBAI) is the parent company of Cord Partners, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and life-saving resource for treating a growing number of ailments, including cancer, leukemia, or blood and immune disorders. For more information on how this precious lifeline can benefit your family, visit www.cordpartners.com.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional cord blood banking revenue streams. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company’s public filings with the Securities and Exchange Commission.

Investor Relations

AGORA Investor Relations

http://www.agoracom.com/IR/CordBloodAmerica

http://www.cordblood-america.com

CBAI@agoracom.com